Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-176881 of Mascoma Corporation of our report dated March 25, 2010 related to the financial statements of SunOpta BioProcess Inc. as of and for the years ended December 31, 2009 and 2008, appearing in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chartered Accountants

Licensed Public Accountants

Toronto, Canada

January 12, 2012